Exhibit 99.2

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

PRAMLINTIDE OBESITY STUDY RESULTS POSITIVE

Phase 2 Dose-Ranging Study Complete

SAN DIEGO – February 9, 2006 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced positive results from a 16-week Phase 2 dose-ranging study evaluating the safety and weight effects of pramlintide in obese subjects.  Average weight loss across the pramlintide treatment groups ranged from 8.4 to 13.4 pounds from baseline, compared to 6.2 pounds for the placebo group.  Both twice-daily and three-times-a-day regimens demonstrated clear efficacy.  Weight loss experienced with pramlintide was progressive through 16 weeks.

Pramlintide was well tolerated and no new safety signals were observed in this study, which included higher doses than those previously studied.  Consistent with previous observations, the most common adverse event with pramlintide was mild nausea.  Weight loss for subjects experiencing nausea was similar to that for subjects not experiencing nausea.

“Peptide therapeutics affecting satiety and metabolism represent an innovative, promising approach to obesity drug development,” said Eric Ravussin, PhD, Professor, Pennington Biomedical Research Center in Baton Rouge, Louisiana, President-Elect of NAASO, The Obesity Society, and a member of Amylin’s Scientific Advisory Board.  “The finding that pramlintide given two or three times daily can elicit progressive weight loss beyond that achieved with a comprehensive lifestyle intervention program adds to the existing efficacy and safety information with this compound.”

Study Details

This randomized, double-blind, placebo-controlled, dose-ranging study included 408 obese subjects with an average body mass index (BMI) of ~38 kg/m2.  All study volunteers participated in a structured lifestyle intervention program that included diet, exercise, and behavioral counseling.  After a 1-week placebo lead-in period, subjects were randomized to 16 weeks of treatment with either placebo or pramlintide at one of 6 dosage regimens (120, 240, or 360 micrograms, given either two or three times a day before meals).

Of those subjects completing the 16-week study, approximately 75% elected to continue using study medication in an ongoing extension study.  Data from the completed Phase 2 study and its ongoing extension will be used to help guide future program decisions.

About Pramlintide

Pramlintide is a synthetic analog of human amylin, a hormone known to play a role in the regulation of appetite and food intake.  Pramlintide is the active ingredient in SYMLIN® (pramlintide actetate) injection, the first in a new class of injected antihyperglycemic medications for use in patients with type 2 or type 1 diabetes treated with insulin.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

Safe Harbor/Forward Looking Statements

This press release contains forward-looking statements about Amylin.  The company’s actual results could differ materially from those discussed in this press release due to a number of risks and uncertainties, including that current or future clinical trials will replicate previous trial results; risks that pramlintide will not receive regulatory approval for an obesity indication and in the FDA’s review process generally; risks and uncertainties inherent in the drug discovery and development process; and risks and uncertainties inherent in the company’s ongoing clinical studies of pramlintide.  These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Form 10-Qs.  Amylin disclaims any obligation to update any forward-looking statements.

Contact:

Alice Bahner

Executive Director, Investor Relations

Amylin Pharmaceuticals, Inc.

858-552-2200 x7272

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